Exhibit 10.1

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT (this “Agreement”), dated as of February 29, 2008, is by and among AEGEAN EARTH AND MARINE CORPORATION, a Cayman Islands exempted company (the “Company”), AEGEAN EARTH S.A., a Greek corporation (“Aegean”), JOSEPH BRANDON CLANCY and KONSTANTINOS POLITES, the two (2) sole stockholders of Aegean (the “Aegean Stockholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, the Company is subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), pursuant to Section 12(g) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company is authorized to issue (i) 78,125,000 ordinary shares, par value $0.00064 per share (the “Ordinary Shares”), of which as of February 29, 2008, there were issued and outstanding two million (2,000,000) Ordinary Shares; and (ii) 20,000,000 blank check preferred shares, par value $0.00064 per share (the “Preferred Shares”), of which as of February 29, 2008, no Preferred Shares were issued and outstanding;

WHEREAS, Empedos is mainly active in the field of public and private technical constructions operations, mainly in Greece, either alone or through joint ventures established for the construction of major public and private technical projects and has recently extended operations into the Balkans and specifically Romania where, pursuant to a joint venture, it is involved with three (3) projects;

WHEREAS, on May 19, 2006, certain creditors of Empedos filed an application with the Court of Appeals of Athens (the “Court”), for the placement of Empedos under Article 36 of the Law 1892/90;

WHEREAS, Empedos Technical-Industrial-Commercial-Tourist-Shipping-Public Company A.E, a Greek commercial corporation (“Empedos,” and, together with Aegean, collectively, the “Targets”), pursuant to a Private Regulation and Limitation of Debts Agreement (in the form annexed hereto as Exhibit A) (agreement of creditors and company) (Article 44, L. 1892/1990) (the “Work-Out Agreement”) and the provisions of the Article 44 of the Law 1892/90, filed with the Court on September 12, 2007, a work-out plan which, among other things, if and when approved by the Court (i) reduces Empedos’ outstanding indebtedness; and (ii) approves the purchase by Access America Investment, L.P. (“AAI”), from Empedos, of up to 70% of the then issued and outstanding Empedos Shares (as defined below) when so purchased, which AAI has the right (in whole or in part) to assign to Aegean following the Aegean Acquisition (as defined below), and will so assign;

WHEREAS, Aegean is a newly formed Greek corporation which has 6,000 shares of its capital stock outstanding (the “Aegean Shares”), of which the two (2) Aegean Stockholders own as follows:  Mr. Clancy 3,000 Aegean Shares and Mr. Polites 3,000 Aegean Shares;

WHEREAS, the Aegean Shareholders and the Company have agreed that the Company will acquire (the “Aegean Acquisition”), pursuant to the terms and subject to the conditions set forth herein, all of the issued and outstanding Aegean Shares from the Aegean Shareholders for an aggregate of 500,000 newly issued, restricted Ordinary Shares (the “Company Aegean Acquisition Shares”), resulting in Aegean becoming a wholly-owned subsidiary of the Company;

WHEREAS, the Company will attempt to sell in a private placement (the “A Financing”) $7,500,000 aggregate principal amount of the Company’s units (the “Units”) at a purchase price $1,500 per Unit;  each Unit consisting of: (i) 500 shares of the Company’s 6% Series A Convertible Preference Shares, having such terms and conditions set forth substantially in Exhibit B hereto (the “Company A Shares”); and (ii) 500 Ordinary Shares.

WHEREAS, the $7.5 million of gross proceeds raised in the A Financing will be used for the purchase of Empedos Shares in the Empedos Acquisition (both defined below) and Empedos shall use the proceeds as follows:  (i) approximately $5,358,200 will be deposited in a special bank account at the Bank of Pireaus (the “Bank”) as security for ensuring the obligations owed by Empedos to IKA for unpaid social security contributions (which deposit amount shall not exceed in the aggregate 3,800,000 Euros) (the “IKA Guarantee”), which IKA Guarantee funds will then be applied to the purchase of Empedos Shares (as defined below); (ii) approximately $2,141,800 to be used by Aegean to fund the Empedos Acquisition (as defined below) and (iii) the balance, if any, as so determined by the Company (including, but not limited to, fees and expenses relating to this A Financing and other transactions contemplated herein);

WHEREAS, following the closing of the A Financing and the Aegean Acquisition, pursuant to a Memorandum of Understanding, dated February 29, 2008, by and among Aegean, Empedos, AAI, and Mr. Panajiotis Goritsas, a stockholder and executive officer of Empedos (the “Memorandum of Understanding”), (i) Aegean will purchase from Empedos shares of Empedos common stock (the “Empedos Shares”), resulting in the Company, through Aegean, owning seventy (70%) percent of the then issued and outstanding Empedos Shares (the “Empedos Acquisition” and collectively with the Aegean Acquisition, the “Acquisitions”), and (ii) no later than the sixty (60) days following the Court of Appeals approval of the Article 44 Agreement (the “Court Approval”) Mr. Goritsas shall purchase for Three Million Euro (€3.000.000)  1,500,000 Ordinary Shares in the Company (the “Goritsas Investment”), which Three Million Euro (€3.000.000) will be transferred to Aegean, who will then use the Three Million Euro (€3.000.000) to effectuate the purchase of twenty (20%) percent of the then issued and outstanding Empedos Shares, resulting in the Company, following the completion of the Empedos Acquisition and the Goritsas Investment owning in the aggregate approximately 90% of the then issued and outstanding Empedos Shares.

WHEREAS, no later than 270 days following the date of the Empedos Acquisition, Empedos shall either merge with Aegean or the remaining issued and outstanding Empedos

Shares shall be acquired by Aegean so that Empedos shall become a wholly-owned subsidiary of Aegean or is the survivor of the Aegean/Empedos merger (the “Aegean/Empedos Merger”);

WHEREAS, immediately following the closing of the last to occur of the Aegean Acquisition, the Empedos Acquisition, the Goritsas Investment and the A Financing (collectively, the “Transactions”) and, assuming the Aegean/Empedos Merger, (i) Aegean will be a wholly-owned subsidiary of the Company and Empedos will be wholly-owned by Aegean  or the survivor of the Aegean/Empedos Merger, (ii) the Company will have issued and outstanding on a fully-diluted basis (a) $7.5 million stated value of Preference Shares owned by investors in the A Financing; (b) 8,750,000  Ordinary Shares owned as follows:  (1) 2,000,000 (22.9%) owned by the shareholders of the Company prior to the Transactions, (2) 2,500,000 (28.6%) owned by the Purchasers; (3) 500,000 (5.7%) owned by the Aegean Shareholders; (4) 2,500,000 (28.6%) owned by AAI by virtue of its bridge financing; (5) 1,000,000 (11.4%) owned by Mr. Goritsas (who will be the Chief Executive Officer of Empedos) pursuant to the Goritsas Investment; and (6) options to purchase 250,000 (2.9%)Ordinary Shares owned by Frank DeLape, the Executive Chairman of the Company; and (c) up to 1,000,000 Ordinary Shares issued to holders of Empedos Shares pursuant to the Aegean/Empedos Merger.

WHEREAS, all of the parties have deemed it in their respective best interests to effectuate the Transactions and the Board of Directors of each corporate party has approved this Agreement and the Transactions relevant to each such corporate party.

NOW THEREFORE, the parties agree as follows:

ARTICLE I

Aegean Acquisition

SECTION 1.01. Exchange by Aegean Stockholders. Subject to and in accordance with the terms and conditions set forth herein, including but not limited to the Closing conditions set forth in Section_5.01 hereof, at the Closing (as defined in Section 1.02), each of the two (2) Aegean Stockholders shall sell, transfer, convey, assign and deliver to the Company all of the issued and outstanding Aegean Shares free and clear of any and all Liens (as defined below), in exchange for 500,000 Company Aegean Acquisition Shares, all as provided in Schedule 1.01 annexed hereto.

SECTION 1.02. Closing. The closing of the Aegean Acquisition (the “Closing”) shall take place at such place and time as the Parties may mutually determine provided, that all conditions to the Closing set forth in this Agreement have been satisfied or waived by such date (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Aegean Stockholders

Each of the Aegean Stockholders and Aegean hereby severally (and not jointly) represent and warrant to the Company, as follows:

SECTION 2.01. Good Title. Each Aegean Stockholder is the record and beneficial owner, and has good title to its Aegean Shares, with the right and authority to sell and deliver such Aegean Shares as provided herein. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Company as the new owner of such Aegean Shares in the share register of the Company, the Company will receive good title to such Aegean Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02. Organization. Each Aegean Stockholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

SECTION 2.03. Power and Authority. Each Aegean Stockholder that is an entity has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Aegean Stockholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Aegean Stockholder, enforceable against such Aegean Stockholder in accordance with the terms hereof.

SECTION 2.04. No Conflicts. The execution and delivery of this Agreement by each Aegean Stockholder and the performance by each Aegean Stockholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Aegean Stockholder and (iii) will not violate or breach any contractual obligation to which such Aegean Stockholder is a party.

SECTION 2.05. No Finder's Fee. Neither Aegean Stockholder has created any obligation for any finder's, investment banker's or broker's fee in connection with the Aegean Acquisition and/or other transactions contemplated herein or elsewhere.

SECTION 2.06. Purchase Entirely for Own Account. The Company Aegean Acquisition Shares proposed to be acquired by the Aegean Stockholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Aegean Stockholders have no present intention of selling or otherwise distributing the Company Aegean Acquisition Shares, except in compliance with applicable securities laws.

SECTION 2.07. Available Information. Each Aegean Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company.

SECTION 2.08. Non-Registration. Each Aegean Stockholder understands that the Company Aegean Acquisition Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Aegean Stockholder's representations as expressed herein.

SECTION 2.09. Restricted Securities. Each Aegean Stockholder understands that the Company Aegean Acquisition Shares are “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Aegean Stockholder pursuant hereto, the Company Aegean Acquisition Shares would be acquired in a transaction not involving a public offering. Each Aegean Stockholder further acknowledges that if the Company Aegean Acquisition Shares are issued to the Aegean Stockholders in accordance with the provisions of this Agreement, such Company Aegean Acquisition Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Aegean Stockholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.10. Legends. (a) It is understood that the Company Aegean Acquisition Shares will bear the following legend or one that is substantially similar to the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES TO THE EXTENT PERMITTED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

(b) It is further understood that the Company Aegean Acquisition Shares shall also bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.11. Accredited Investor. Each Aegean Stockholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Company Aegean Acquisition Shares.

SECTION 2.12. Organization, Standing and Power. Aegean is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of Aegean to perform its obligations under this Agreement or on the ability of Aegean to consummate the transactions contemplated hereby (a “Material Adverse Effect”). Aegean is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Aegean has delivered to the Company true and complete copies of the memorandum and articles of association of the Company and such other constituent instruments of Aegean as may exist, each as amended to the date of this Agreement (as so amended, the “Aegean Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments as amended through the date of this Agreement.

SECTION 2.13. Subsidiaries.  Aegean has no subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 2.14. Capital Structure. The authorized capital stock of Aegean consists of 6,000 shares, 10 Euro par value, of which 6,000 shares are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Aegean are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Aegean are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable laws, rules and/or regulations and/or any Contract (as defined in Section 2.16) to which Aegean or the Aegean Stockholders are a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Aegeam having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Aegean Shares may vote. There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Aegean and/or the Aegean Stockholder is a party or by which any of them is bound.  There are not any outstanding contractual obligations of Aegean to repurchase, redeem or otherwise acquire any shares of capital stock of Aegean.

SECTION 2.15. Authority; Execution and Delivery; Enforceability. Aegean has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Aegean of this Agreement and the consummation Aegean of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Aegean and no other corporate proceedings on the part of Aegean are necessary to authorize this Agreement and the transactions contemplated hereby. When executed and delivered, this Agreement will be enforceable against Aegean in accordance with its terms.

SECTION 2.16 No Conflicts; Consents.

(a)  The execution and delivery by Aegean of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Aegean under, any provision of (i) the Aegean Constituent Instruments, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract ”) to which Aegean is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.16(b), any material judgment, order or decree (“Judgment”) or material Law applicable to Aegean or its properties or assets.

(b)  No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Aegean or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 2.17. Taxes.

(a)  Aegean has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Aegean know of no basis for any such claim.

(b)  Aegean Financial Statements reflect an adequate reserve for all Taxes payable by Aegean (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Aegean, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States, or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 2.18. Benefit Plans. Aegean does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Aegean. There are not any severance or termination agreements or arrangements between Aegean and any of its current or former employee, officer or director.

SECTION 2.19. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Aegean and/or any of its Stockholders or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Aegean Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither Aegean, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 2.20. Compliance with Applicable Laws. Aegean is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment. Aegean has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 2.20 does not relate to matters with respect to Taxes, which are the subject of Section 2.17.

SECTION 2.21. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Aegean.

SECTION 2.22. Contracts. There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of

Aegean. Aegean is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound.

SECTION 2.23. Title to Properties. Except as set forth on Schedule 2.23, Aegean does not own any real property. Aegean has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Aegean has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Aegean to conduct business as currently conducted.

SECTION 2.24. Financial Statements. Prior to the Closing, Aegean will deliver (which delivery may be waived or postponed or in whole in part by the Company) to the Company all audited and unaudited financial statements required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) (the “Aegean Financial Statements”). The Aegean Financial Statements will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and in respect of interim periods subject to year end adjustments. The Aegean Financial Statements will fairly present in all material respects the financial condition and operating results of Aegean, as of the dates, and for the periods, indicated therein. Aegean will not have any material liabilities or obligations, contingent or otherwise, not disclosed in the financial statements other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2007 as set forth on Schedule 2.24, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Aegean Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Material Adverse Effect.

SECTION 2.25. Insurance. Schedule 2.25 sets forth a list and description of all insurance policies existing as of the date hereof providing insurance coverage of any nature to Aegean. All such policies are sufficient for Aegean to continue its business on terms consistent with market for Aegean’s line of business, are in full force and effect and are enforceable in accordance with their terms, free of any right of termination on the part of any insurance carrier. No claims have been made on any such policies.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Aegean that the Company, except as set forth in the reports, schedules, forms, statements and other documents filed by Company with the SEC and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) as follows:

SECTION 3.01. Organization, Standing and Power. Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Company, a material adverse effect on the ability of Company to perform its obligations under this Agreement or on the ability of Company to consummate the Transactions (a “Company Material Adverse Effect”). Company is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect. Company has delivered to the Company true and complete copies of the Articles of Association of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”).

SECTION 3.02. Capital Structure. The authorized share capital of Company consists of 75,000,000 Ordinary Shares, $0.00064 par value per share, and 20,000,000 Preference Shares, $0.00064 par value. As of the date hereof (i) 2,000,000 shares of Ordinary Shares are issued and outstanding, (ii) no shares of Preference Shares are outstanding and (iii) no shares of Ordinary Shares or Preference Shares are held by Company in its treasury. Except as set forth above, no ordinary shares or other voting securities of Company were issued, reserved for issuance or outstanding. All outstanding ordinary shares of Company are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

SECTION 3.05. No Conflicts; Consents.

(a)  The execution and delivery by Company of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Company under, any provision of (i) Company Charter, (ii) any material Contract to which Company is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material Judgment or material Law applicable to Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of a 14f-1 Notice and (B) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (C) filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

SECTION 3.06. SEC Documents. Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC since December 31, 2006, pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act.

ARTICLE IV

Deliveries

SECTION 4.01. Deliveries of the Aegean Stockholders.

(a)

Concurrently herewith each Aegean Stockholder is delivering to the Company this Agreement executed by each Aegean Stockholder.

(b)

At or prior to the Closing, each Aegean Stockholder shall deliver to the Company:

(i)

certificates representing its Aegean Shares as set forth on Schedule  1.01 (which in the aggregate shall constitute all of the issued and outstanding Aegean Shares);

(ii)

duly executed stock powers for transfer by each Aegean Stockholder of its Aegean Shares to the Company.

(c)

executed copies of the Memorandum of Understanding;

(d)

a description of the Aegean business satisfactory to the Company; and

(e)

audited (by an accounting firm that is licensed by the PCAOB to audit financial statements for U.S. public companies), unaudited financial statements, pro-forma financial statements and notes thereto (collectively, the “Aegean Financial Statements”) of Aegean, as required by the rules and regulations of the SEC, which Aegean Financial Statements shall be filed as an exhibit to a Current Report on Form 8-K of the Company and which 8-K shall include all disclosures and other information required by the SEC rules and regulations and shall be prepared and ready to be filed with the SEC on the date of closing of the Aegean Acquisition.

SECTION 4.02. Deliveries of the Company.

(a) Concurrently herewith, the Company is delivering:

(i) to each Aegean Stockholder and to Aegean, a copy of this Agreement executed by Company;

(b) a form of Current Report on Form 8-K, which is substantially in the form to be filed, which includes the financial statements and pro forma financial statements required by the Form 8-K, together with a signed audit report of the independent accountants for the Company.

ARTICLE V

Conditions to Closing of the Aegean Acquisition

SECTION 5.01. Aegean Stockholders Conditions Precedent. The obligations of the Aegean Stockholders and Aegean to enter into and complete the Closing is subject, at the option of the Aegean Stockholders and Aegean, to the fulfillment on or prior to the Closing Date of the following conditions.

(a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Aegean or the Aegean Stockholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) on the Company.

SECTION 5.02. Company Conditions Precedent. The obligations of the Company to enter into and complete the Closing is subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived or postponed by the Company in writing.

(a) Representations, Warranties and Covenants. The representations and warranties of the Aegean Stockholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Aegean Stockholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Aegean Stockholders on or prior to the Closing Date. The Aegean

Stockholders shall have delivered to the Company, if requested, a certificate, dated the Closing Date, to the foregoing effect.

 (b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Aegean.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2007 which has had or is reasonably likely to cause a Company Material Adverse Effect on Aegean.

(d) Deliveries. The deliveries specified in Section 4.01, Section 4.03 and Section 4.04 shall have been made by the Aegean Stockholders, Mr. Goritsas and Empedos respectively, provided, however, that the Company may at its sole discretion waiver or postpone any required deliveries.

(e) Audited Financial Statements and Form 10 Disclosures. The Aegean Stockholders with reasonable assurances that the Company will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10-type disclosure regarding the Company.

(f) Satisfactory Completion of Due Diligence. The Company shall have completed its legal, accounting and business due diligence of Aegean and the Aegean Stockholders and the results thereof shall be satisfactory to the Company in its sole and absolute discretion.

(g) Delivery of Audit Report and Financial Statements. The Company shall have received completed Aegean Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board related to the Aegean Financial Statement. The form and substance of the Financial Statements and opinion shall be satisfactory to the Company in its sole and absolute discretion.

(h) Delivery of Greek Counsel Legal Opinion. The Company shall have received an opinion from the legal counsel for the Aegean and the Aegean Stockholders that is satisfactory to the Company.

(i) Special Bank Account Opened.  A special bank account at the Bank of Pireaus will have been opened for the IKA Guarantee.

(j) Delivery of Executed Memorandum of Understanding. The Company shall have received a fully executed copy of the Memorandum of Understanding.

ARTICLE VI

COVENANTS

SECTION 6.01. Filing of 8-K and Press Release. Company shall file, within four (4) business day of the Closing Date, a current report on Form 8-K with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and to the extent that the Aegean Stockholders have provided the Aegean Financial Statements including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company.

SECTION 6.02.  Blue Sky Laws. Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Company Aegean Acquisition Shares in connection with this Agreement.

SECTION 6.03. Public Announcements. Company, Aegean and the Aegean Stockholders will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.04. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 6.05. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 6.06. Exclusivity. Aegean or Aegean Stockholders shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any shares or other voting securities of Aegean or Aegean Stockholders, or any assets of Aegean or Aegean Stockholders(including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Aegean Stockholders and Aegean shall notify the Company immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 6.07. Furnishing of Information. As long as either Aegean Stockholder owns the Company Aegean Acquisition Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as either Aegean Stockholder owns Company Aegean Acquisition Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Aegean Stockholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Aegean Stockholder to sell the Company Aegean Acquisition Shares under Rule 144.

SECTION 6.08. Access. Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 6.09. Preservation of Business. From the date of this Agreement until the Closing Date, each of Aegean and the Company shall operate their respective business only in the ordinary and usual course of business consistent with past practice (provided, however, that Aegean shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact their respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of their respective business, and (c) not permit any action or omission which would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:

c/o Nautilus Global Partners

700 Gemini, Suite 100

Houston, Texas 77056

Attention:  Joe Rozelle

Telephone:  (713) 600-8888

If to Aegean, to:

Tenarou 51

PO Box 73050

Ano Glyfada

16562 Greece

Telephone 30-210-960-0200

If to Aegean Stockholders at.

Tenarou 51

PO Box 73050

Ano Glyfada

16562 Greece

Telephone 30-210-960-0200

If to Empedos, to:

Issiodou, 22

10674 Athens

Greece

Telephone 30-210-7426-711

If to Mr. Goritsas, to:

Issiodou, 22

10674 Athens

Greece

Telephone 30-210-7426-711

SECTION 7.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Aegean and the Aegean Stockholders holding a majority of the Company Aegean Acquisition Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to either Aegean Stockholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to the other Aegean Stockholder who then hold Company Aegean Acquisition Shares.

SECTION 7.03. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) The Company, the Aegean Stockholders and Aegean may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) The Company may terminate this Agreement by giving written notice to the Aegean and the Aegean Stockholders at any time prior to the Closing (A) in the event the Aegean or any of the Aegean Stockholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Aegean and/or the Aegean Stockholders of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach, or (B) if the Closing shall not have occurred on or before   March 31, 2008 by reason of the failure of any condition precedent hereof (unless the failure results primarily from the Company itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Aegean and the Aegean Stockholders may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event the Aegean or the Aegean Stockholders has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Aegean or the Aegean Stockholders has notified the Company of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2008, by reason of the failure of any condition precedent hereof (unless the failure results primarily from the Aegean or the Aegean Stockholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.03(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

SECTION 7.04. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 7.05. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Aegean Stockholders, Aegean and the Company will be entitled to specific performance under this Agreement. The

Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 7.06. Independent Nature of Aegean Stockholders' Obligations and Rights. The obligations of each Aegean Stockholder under this Agreement are several and not joint with the obligations of the other Aegean Stockholder, and no Aegean Stockholder shall be responsible in any way for the performance of the obligations of the other Aegean Stockholder under this Agreement. The decision of each Aegean Stockholder to acquire the Company Aegean Acquisition Shares pursuant to this Agreement has been made by such Aegean Stockholder independently of any other Aegean Stockholder. Nothing contained herein, and no action taken by any Aegean Stockholder pursuant hereto, shall be deemed to constitute the Aegean Stockholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Aegean Stockholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Aegean Stockholder acknowledges that no other Aegean Stockholder has acted as agent for such Aegean Stockholder in connection with making its investment hereunder and that no Aegean Stockholder will be acting as agent of such Aegean Stockholder in connection with monitoring its investment in the Company Aegean Acquisition Shares or enforcing its rights under this Agreement. Each Aegean Stockholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Aegean Stockholder to be joined as an additional party in any proceeding for such purpose. Each of the Company, Aegean and Aegean Stockholders acknowledge that each of the Aegean Stockholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Aegean Stockholders and not because it was required or requested to do so by any Aegean Stockholder.

SECTION 7.07. Limitation of Liability. Notwithstanding anything herein to the contrary, each of the Company, Aegean and the Aegean Stockholders acknowledge and agree that the liability of a Stockholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Aegean Stockholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Aegean Stockholder or any investor, shareholder or holder of shares of beneficial interest of such Aegean Stockholder shall be personally liable for any liabilities of such Aegean Stockholder.

SECTION 7.08. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 7.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.10. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 7.11. Entire Agreement; Third Party Beneficiaries. This Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 7.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

SECTION 7.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

The Parties hereto have executed and delivered this Acquisition Agreement as of the date first above written.

 For Entities:

AEGEAN EARTH AND MARINE CORPORATION

By:	/s/ Joseph R. Rozelle
Name: Thomas W. Colligan
Title: Principal Executive Officer

AEGEAN EARTH S.A. ____________

By:	/s/ Joseph B. Clancy
Name: Peter Wang
Title: Director

For Individuals

/s/ Joseph B. Clancy
By:	By: Joseph Brandon Clancy

/s/ K.E. “Gus” Polites
By:	By: Gus Polites

[Signature Page to Acquisition Agreement]